Addendum No. 1

to Pricing Supplement No. U2918 dated April 23, 2018,
to the Underlying Supplement dated April 19, 2018,

Product Supplement No. I–B dated June 30, 2017,

Product Supplement No. I–C dated June 30, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 January 11, 2019

Financial Products	$6,065,000 5.50% per annum Coupon Buffered Securities due August 26, 2019 Linked to the Performance of the Lowest Performing of the iShares® MSCI EAFE® ETF and the Russell 2000® Index

The securities are senior unsecured obligations of Credit Suisse AG, acting through its London branch.

The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of the accompanying pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this addendum, the accompanying pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

You should read Pricing Supplement No. U2918 and the relevant Underlying Supplement, Product Supplement and Prospectus Supplement, which describe the specific terms of the offered securities, together with the Prospectus.

This Addendum No. 1 to Pricing Supplement No. U2918 sets forth the interest on the deposit and put premium for the Coupon Buffered Securities due August 26, 2019 Linked to the Performance of the Lowest Performing of the iShares® MSCI EAFE® ETF and the Russell 2000® Index. This Addendum No. 1 to Pricing Supplement No. U2918 amends, restates and supersedes the interest on the deposit and put premium set forth under “United States Federal Tax Considerations” in Pricing Supplement No. U2918 dated April 23, 2018 in its entirety. For more information, see “United States Federal Tax Considerations” in the accompanying pricing supplement.

Credit Suisse

January 11, 2019

Interest on the Deposit and Put Premium

For the coupon rate of 5.50% per annum, we will treat for U.S. federal income tax purposes 2.95% per annum as interest on the Deposit and 2.55% per annum as Put Premium.

Credit Suisse